Exhibit 15.4

April 18, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 18, 2023 of Cheetah Mobile Inc. and are in agreement with the statements contained in the first to fourth paragraphs of Item 16F with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP
Beijing, the People’s Republic of China